                                                                   Exhibit 10.57


                        *CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                             MANUFACTURING AGREEMENT

      THIS MANUFACTURING AGREEMENT (the "MANUFACTURING AGREEMENT") is made effective as of the 31st day of December, 2004 (the "EFFECTIVE DATE") by and between CELLADON CORPORATION, a California corporation, with its principal place of business at 2223 Avenida de la Playa, Suite 300, c/o Enterprise Partners Venture Capital, La Jolla, CA 92037 ("Celladon"), and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 ("TGC").

                                    RECITALS

      WHEREAS, TGC has developed substantial proprietary technology and is engaged in the discovery, development and manufacture of viral and non-viral certain gene-based product candidates and operates a cGMP-compliant production facility for the manufacture of such candidates;

      WHEREAS, concurrently herewith, the parties have entered into a Collaboration Agreement for the development of cardiac gene therapy products based partially on Celladon's proprietary technology (the "COLLABORATION AGREEMENT");

      WHEREAS, in connection therewith, the parties wish to enter into this Manufacturing Agreement pursuant to which TGC will manufacture and supply such Selected Products to Celladon for use in Phase 1 and Phase 2 human clinical trials, on the terms and subject to the conditions set forth herein and in the Collaboration Agreement; and

      WHEREAS, Celladon as the Sponsor of certain clinical trials wishes to have all of its requirements for clinical supply of the Selected Products pursuant to the Manufacturing Agreement from TGC on an exclusive basis, and TGC wishes to manufacture and supply to Celladon all of its requirements for the Selected Product on an exclusive basis, under the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Celladon and TGC, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Collaboration Agreement. In addition, the following terms shall have the meanings set forth below:

      1.1 "APPLICABLE LAWS" means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the term of this Manufacturing Agreement, in each case to the extent that the same are applicable to the performance by the parties of their respective obligations under this Manufacturing Agreement. For purposes of this Manufacturing Agreement, GLP, GCP and cGMP shall be deemed to be within the term "Applicable Laws."

      1.2 "cGMP" shall mean current good manufacturing practices for medicinal products established by U.S. laws, rules and regulations (including 21 CFR Parts 210 and 211, as amended, and any successor regulations thereto, each as in effect from time to time).

      1.3 "COLLABORATION AGREEMENT" means the Collaboration Agreement, dated of even date herewith, by and between TGC and Celladon, and as amended from time to time.

      1.4 "COMMERCIAL AGREEMENT" shall have the meaning set forth in Section
3.2.

      1.5 "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to the efforts to be expended by any entity with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such entity would normally use to accomplish a similar objective under similar circumstances.

      1.6 "DOCUMENTATION" shall mean complete and accurate written documentation (whether in hard copy or suitable electronic format) of the following information with respect to the Manufacturing Process: standard operating procedures that are relevant to the analysis of or the process used to manufacture Selected Product and quality control of such process; the master batch records, relevant process development details (in case cGMP product has not been made), identification of all components and raw materials used in the manufacture of the Selected Products, diagrams of the TGC facility and equipment used to manufacture Selected Product, and if contractually permissible, agreements with Third Party suppliers and subcontractors used by TGC in the manufacture of Selected Products. For purposes of clarification, the Documentation need not include documentation of processes or procedures that are in the public domain and generally known in the pharmaceutical manufacturing industry.

      1.7 "EFFECTIVE DATE" shall have the meaning set forth in the first paragraph of this Manufacturing Agreement.

      1.8 [*] .

      1.9 [*] .

      1.10 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.
Section 321 et seq., as amended from time to time.

      1.11 "GLP" means current good laboratory practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Manufacturing Agreement.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

      1.12 "GOVERNMENT AUTHORITY" means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

      1.13 "ORDER" means a written description, delivered by Celladon to TGC no less than nine months in advance of the delivery date specified in the order, as previously agreed to as part of the Development Plan and accepted or modified by TGC within thirty days of its receipt, of Selected Product to be supplied for clinical testing that will cover details of the required preparation including but not limited to identification of Selected Product, batch number, concentrations to be prepared, type and number of vials, labeling, and shipping instructions.

      1.14 "OUTSIDE CONTRACTOR" means any Third Party contracted by TGC or Celladon to provide products or services, including, without limitation, manufacturing, clinical trials and regulatory services, which are material to the performance of its responsibilities under the Collaboration Agreement or which result in any work product or other information that TGC or Celladon would include or might reasonably be expected to include in any document or report, including, without limitation, an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority, including, without limitation, the FDA. Without limiting the foregoing, the term "Outside Contractor" shall include any Third Party contracted by TGC or Celladon whose acts or omissions in connection with its assumption of any obligation of TGC or Celladon under this Manufacturing Agreement, would be imputed to, and would therefore be considered the acts or omissions of TGC or Celladon pursuant to FFDCA or by a Government Authority, including, without limitation, the FDA.

      1.15 "PROPRIETARY TECHNOLOGY" shall mean Confidential Information (as defined in the Collaboration Agreement) of TGC relating to the Manufacturing Process.

      1.16 "STANDARDS AND SPECIFICATIONS" means a list of tests, references to analytical procedures or methods, investigations, quality release and acceptance criteria that are numerical limits, ranges, or other criteria for the quality release of Selected Product which will be defined by TGC and reviewed and approved by Celladon and modified as required with the written approval of both parties.

      1.17 "TGC COST OF GOODS" shall mean, with respect to any Selected Product supplied by TGC hereunder:

            (A) in the case of bulk or final finished Selected Product manufactured in whole or in part by TGC, the actual fully allocated cost of manufacturing such Selected Product (in accordance with cGMP and applicable Regulatory Approvals) determined in accordance with GAAP consistently applied throughout the organization of TGC and its Affiliate(s), which includes [*]; and

            (B) in the case of Selected Product manufactured entirely by a Third Party, the [*] by TGC to such Third Party for such Selected Product.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

      1.18 "THIRD PARTY" means any entity or individual other than TGC or Celladon or their respective Affiliates.

                                    ARTICLE 2

                                 CLINICAL SUPPLY

      2.1 SELECTED PRODUCT SUPPLY. TGC shall maintain the Standards and Specifications and related records by which Selected Product will be manufactured, filled, packaged, tested, stored and shipped. All Selected Product Orders shall meet the Standards and Specifications set by TGC and agreed to by Celladon. TGC shall supply to Celladon, Celladon's total requirements of Selected Product for use in the clinical trials to be conducted by Celladon pursuant to Approval Applications, Regulatory Approvals, and the consent of the Committee. TGC shall manufacture all Selected Product to be supplied by TGC to Celladon under this Section 2.1. The Development Plan for each year shall set forth the general quantities, manufacturing schedules, the estimated cost and the manufacturing pricing to manufacture the Selected Product that will be necessary to conduct clinical trials that are the subject of Approval Applications. Lot failures that occur during manufacturing or do not meet the Standard and Specification will result in a modification of the Development Plan and Budget to meet the Selected Product needs of the program. TGC will prepare and package clinical test materials according to the Order for the Selected Product. TGC shall ensure that adequate samples of each Order are retained and stored by TGC as reserved quality control samples.

      2.2 SELECTED PRODUCT PRODUCTION RECORDS. TGC shall maintain and make available to Celladon for review, and shall cause its Affiliates, Outside Contractors and other agents to maintain and make available to Celladon for review, all records necessary to comply with all Applicable Laws relating to the manufacture, filling, packaging, testing, storage and shipment of Selected Product. All such records shall be maintained for such period as may be required by Applicable Laws; provided, however, that all records relating to the manufacture, stability and quality control of Selected Product shall be retained until the Parties agree to dispose of such records.

      2.3 SELECTED PRODUCT DELIVERY. The Selected Product will be shipped by TGC in bulk form or finished form as specified in the Development Plan and Budget and confirmed in the Order. Prior to each shipment of Selected Product, TGC shall perform quality control testing and quality assurance review on Selected Product according to the defined Standards and Specifications. Concurrent with shipment of the Selected Product, TGC shall deliver to Celladon a final certificate of testing which describes the compliance of Selected Product with the defined Standards and Specifications. TGC shall package all items in suitable containers to permit safe transportation and handling. Each shipped container will be labeled and marked to identify its contents without having to be opened, and all boxes and packages must contain packing sheets listing the contents. Celladon shall bear all transportation, insurance, taxes, duties, and other costs and risks of loss, spoilage and damage associated with the shipping and delivery of Selected Products to Celladon or its designated sites.

      2.4 POST TGC INSPECTION. Celladon shall have the right to inspect, analyze and test samples from each batch of Selected Product for safety parameters and product identity within fourteen (14) days of its receipt of same in order to verify that Selected Product conforms to the Product warranties as provided for in Section 6.1 of this Manufacturing Agreement, provided however, that any product identity testing, including tests for potency or strength, shall be conducted by Celladon or a Third Party on its behalf using approved, transferred and qualified assays of TGC.

      2.5 NOTICE OF DEFECTS. Celladon shall promptly, following its inspection of any Selected Product, notify TGC of any defects therein. If Celladon fails to inspect, analyze and test samples from any batch of Selected Product or, if it inspects, analyzes or tests such batch but fails to notify TGC of defects therein, in each case within [*] days of its receipt of the same, it shall be deemed to have irrevocably accepted such Selected Product. To the extent that Celladon notifies TGC of defects in any Selected Product, it shall be deemed to have irrevocably accepted the Selected Product other than as to those defects specifically set forth in such notice. For purposes of this Manufacturing Agreement, Selected Product shall be "defective" or have "defects" only to the extent that it fails to conform to the warranties set forth in Section 6.1 of this Manufacturing Agreement. Any notice by Celladon of any defects in a batch of Selected Product shall specify in reasonable detail how it fails to conform to any warranty. TGC and Celladon agree to collaborate on any investigation of defective Selected Product.

      2.6 DEFECTIVE SELECTED PRODUCT. Following Celladon's notification to TGC that a batch of Selected Product is defective, Celladon shall continue to hold such batch until it receives notice from TGC directing it to do otherwise. If TGC does not give Celladon notice to ship, continue to hold or dispose of such batch within [*] days of receipt by TGC of Celladon's notice to TGC of defects in such batch, Celladon may dispose thereof. If TGC notifies Celladon, within such [*] day period, to return such batch to TGC, to continue to hold or to dispose of such batch, Celladon shall comply with such directions from TGC. If the Selected Product is found to be defective as indicated by Celladon in its notice to TGC following the conduct of a collaborative investigation by TGC and Celladon, and the Selected Product is found to be defective due to the gross negligence of TGC, then TGC shall reimburse Celladon for all reasonable costs and expenses incurred by Celladon to ship the batch of defective Selected Product to TGC or to otherwise dispose of such Selected Product.

      2.7 NOTICE OF DEFECTS DISPUTE. If TGC does not agree that the Selected Product, which is the subject of the Notice of Defect, is defective, then Celladon must provide evidence to the Committee regarding the validity of the testing performed on the Selected Product. If TGC still does not agree that the Selected Product is defective then Celladon shall consent to additional testing by a Third Party agreed upon by the Committee. If the results of the Third Party testing show that the Selected Product is defective then TGC and Celladon shall collaborate on an investigation to determine the cause of the defect.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

      2.8 CORRECTION AND REPLACEMENT. If the cause of a Selected Product defect, following an investigation, is found to be due to the gross negligence of TGC then TGC may, at its election, replace such batch of Selected Product ,at its cost, with another batch of identical quantity and a quality that conforms with the warranties therefor or, if TGC elects to have Celladon return to it any batch of defective Selected Product, TGC may correct such Selected Product as may be necessary to ensure that such batch no longer has the defects indicated in the notice provided by Celladon. If TGC corrects or replaces any batch of Selected Product, it shall ship such batch as corrected or replaced to Celladon by a route and carrier of TGC's choice, at TGC's own cost and expense. Title to and risk of loss of, and damage to, the corrected or replaced batch of Selected Product shall pass upon delivery thereof to Celladon at the location for delivery. If as a result of an investigation it is determined by the parties that the cause of the defect in the Selected Product is not a result of gross negligence on the part of TGC, then Celladon shall pay for all activities required to comply with the Order that was the subject of the defective Selected Product. The appropriate correction or replacement activities necessary to supply Selected Product to meet the applicable Order will be decided by the Committee and will be reflected in modifications to the Development Plan and Budget.

      2.9 RECALL. TGC And Celladon agree to collaborate on any recall of Selected Product supplied by TGC.

      2.10 DAMAGES. If TGC receives notice that a batch of Selected Product is defective and as a result of a collaborative investigation it is determined the defect is due to the gross negligence of TGC, then if TGC fails to deliver a corrected or replaced batch of Selected Product, within a period of time agreed upon by the Committee for delivery of a corrected or replaced batch then, TGC shall pay the cost of materials and TGC's service for manufacture in lieu of correcting or replacing such batch. If TGC notifies Celladon in writing that TGC will pay the cost of manufacture to Celladon with respect to a batch of Selected Product, TGC shall have no further obligation or liability to Celladon under the Order pursuant to which such Selected Product was ordered. TGC shall be obligated to collaborate with Celladon to fill the defective Order by assisting Celladon's efforts in manufacturing Selected Products by an outside contractor.

      2.11 DISTRIBUTION OF SELECTED PRODUCT. Celladon agree to advise TGC of any clinical studies planned with the Selected Products. No Selected Products provided by TGC to Celladon shall be supplied or sent by Celladon to any Third Party, other than those contained in the appropriate Approval Application, without the unanimous consent of the members of the Committee, except that Celladon may transfer Selected Product to Celladon's Outside Contractors who are performing services specified in the applicable Development Plan and Budget, Order or Approval Application.

                                    ARTICLE 3

                          SELECTED PRODUCT MANUFACTURE

      3.1 ESTABLISHMENT OF SUPPLY SOURCE. TGC and Celladon agree that TGC will initially manufacture each Selected Product be at TGC's facilities within the greater metropolitan area of Seattle, Washington or at such other source as provide for in this Section 3.1. TGC shall have the right to perform some or all of its obligations under this Manufacturing Agreement through one or more Affiliates or Third Party subcontractors, in TGC's discretion; provided, however, that TGC shall remain responsible for, and be guarantor of, the performance by all of such Affiliates and Third Party subcontractors and shall cause its Affiliates and Third Party subcontractors to comply with the provisions of this Manufacturing Agreement in connection with such performance. In particular, if any Affiliate or Third Party subcontractor participates in manufacturing activities under this Manufacturing Agreement, the provisions of this Manufacturing Agreement that apply to the activities of TGC with respect to such manufacturing activities shall apply equally to the activities of such Affiliate or Third Party subcontractor. TGC agrees to provide Celladon advance written notice of any plans to manufacture Selected Product at non-TGC facilities or at TGC facilities outside of the greater metropolitan area of Seattle, Washington.

      3.2 COMMERCIAL AGREEMENT. Prior to initiation of Phase 3 clinical trials of any Selected Product, TGC and Celladon shall enter into a mutually acceptable Phase 3 Clinical Trials and Commercial Manufacturing Agreement ("COMMERCIAL AGREEMENT"). In such Commercial Agreement, the parties shall: (i) make covenants, indemnities and other protections for the benefit of each party, (ii) make representations and warranties to each other, and (iii) provide for provisions that are typically contained in agreements to supply biopharmaceutical materials for Phase 3 clinical studies. In addition, the Commercial Agreement shall provide that Celladon shall pay to TGC an amount equal to [*] of the TGC Cost of Goods of such bulk or final finished Selected Product.

      3.3 MANUFACTURING PROCESS EVENTS. TGC shall report in writing to Celladon any material atypical or out-of-specification event that occurs during the manufacture or testing of any Selected Product, which event may affect: (i) the safety, efficacy or regulatory status of such Selected Product, and (ii) when appropriate, the disposal of any affected Selected Product.

      3.4 INSPECTION AND COMPLIANCE.

            (A) CELLADON INSPECTION. TGC shall permit Celladon representatives to enter TGC's facilities upon reasonable prior notice [*] per calendar year, during normal business hours for the purpose of making a quality assurance audit of the facilities and of the procedures and processes used by TGC or Outside Contractors in storing, manufacturing and shipping any Selected Product and to inspect all related records. To the extent any such inspections, notices, responses, filings, audits and investigations could lead to the disclosure of any Proprietary Technology to Celladon: (i) access to such Proprietary Technology shall be limited to the narrowest practicable group of Celladon's quality assurance personnel who have a strict need to know the same for the purposes of such quality assurance inspections, audits and investigations;

                                              *CONFIDENTIAL TREATMENT REQUESTED.

and (ii) any and all such Proprietary Technology shall be treated as TGC's proprietary information and shall be protected by Celladon under Section 8 of the Collaboration Agreement.

            (B) TGC INSPECTION. Celladon shall permit representatives of TGC to enter clinical trial sites upon reasonable prior notice at reasonable intervals, but no more frequently than [*] per year per site unless a significant adverse event has been reported to TGC, and with the approval, such approval shall not be unreasonably withheld or delayed, of the appropriate Celladon medical director, during normal business hours for the purpose of making quality assurance audits of the clinical trial sites and of the implementation of the clinical trial protocol according to the appropriate Regulatory Approval.

            (C) SAFETY PROCEDURES. TGC shall maintain and enforce health and safety procedures for the handling and manufacture of Selected Products that comply in all respects with all Applicable Laws.

            (D) GOVERNMENT INSPECTION. TGC shall provide prompt notice to Celladon of any inspections or investigations by the FDA or other regulatory authority directed toward Selected Product or facilities used in the manufacture of Selected Product, and shall provide Celladon with copies of all correspondence and reports related to such inspection or investigations as they become available. Further TGC shall provide prompt notice to Celladon of the results thereof and any material corrective action TGC was required to take in order to comply with any Applicable Laws. Celladon's rights hereunder shall extend to facilities, equipment, record-keeping procedures and records of Outside Contractors used by TGC with respect to the manufacture of Selected Product and TGC shall ensure that its agreements with such Outside Contractors are consistent with this Manufacturing Agreement. To the extent any such inspections, notices, responses, filings, audits and investigations could lead to the disclosure of any Proprietary Technology to Celladon: (i) access to such Proprietary Technology shall be limited to the narrowest practicable group of Celladon's quality assurance personnel who have a strict need to know the same for the purposes of such quality assurance inspections, audits and investigations; and (ii) any and all such Proprietary Technology shall be treated as TGC's proprietary information and shall be protected by Celladon under Section 8 of the Collaboration Agreement.

      3.5 TGC SUPPLY OBLIGATIONS. If TGC is unable to fulfill its obligations for Supply of Selected Product under the appropriate Development Plan and Budget and Order, TGC will promptly notify Celladon of its determination and the reasons it is unable to do so. Celladon and TGC agree to use Commercially Reasonable Efforts to arrive at a mutually agreeable resolution.

      3.6 FILL AND FINISH OF BULK MANUFACTURED PRODUCT. TGC shall deliver bulk manufactured Selected Products to the fill/finish Third Party subcontractor identified by Celladon. TGC may, if agreed upon in the Development Plan or by mutual agreement of the parties, manage the fill/finish activities required for bulk manufactured product to be used in clinical trials conducted with Selected Product supplied under this Manufacturing Agreement. Such management activities shall be detailed in the applicable Development Plan. TGC shall use such Commercially Reasonable Efforts to ensure such fill/finish activities are conducted in accordance with all applicable laws and in compliance with all procedures that TGC would require for its own products. TGC may choose to perform fill/finish operations for Selected

                                              *CONFIDENTIAL TREATMENT REQUESTED.

Products at TGC facilities and with TGC personnel, but TGC has no such obligation to do so. If TGC chooses to perform fill/finish operations at its facilities then TGC shall be responsible for the fill/finish operations. If a batch of product is found to be defective due to fill/finish operations of a Third Party, TGC's [*] shall be to determine, with Celladon, the appropriate activities to undertake to replace such batch at the cost of [*] Failure of lots due to fill/finish operations [*] of the Collaboration Agreement.

                                   ARTICLE 4

                               PRICES AND PAYMENT

      4.1 PRICE. All bulk Selected Product supplied by TGC hereunder for use in
(1) any non-clinical studies necessary to support clinical trials of Selected Products and (2), clinical trials through Phase 2 that are identified in a Development Plan, shall be provided at TGC's cost to Celladon and shall be paid for in accordance with Section 2.4 of the Collaboration Agreement. The parties acknowledge and agree that TGC shall be responsible for all payments to its Affiliates and to Third Parties for any materials purchased from, or other products or services provided by, such Affiliates and Third Parties in connection with the manufacture and packaging of bulk Selected Product hereunder, except as specified in Section 2.4 of the Collaboration Agreement or unless otherwise mutually agreed by the Parties. For Selected Product supplied by TGC under the Commercial Agreement, Celladon shall pay to TGC an amount equal to 125% of the TGC Cost of Goods of such bulk or final finished Selected Product.

                                    ARTICLE 5

                                 TECHNOLOGY [*]

      5.1 ACKNOWLEDGMENTS. Celladon acknowledges that TGC considers the Manufacturing Process and related information to be its valuable confidential and proprietary information and that TGC desires to avoid disclosure of same except under certain very limited circumstances described below in this Article
5. TGC acknowledges that the availability of such information is critical to Celladon in the conduct of its business and that Celladon will require access to the Documentation under certain limited circumstances described below in this
Article 5. Accordingly, TGC and Celladon desire [*] to provide for [*] Celladon's controlled access to, the Documentation. The parties desire this Agreement to be supplementary to the Collaboration Agreement pursuant to Section 365(n) of the U.S. Bankruptcy Code.

      5.2 TECHNOLOGY [*]. Within 90 days from the Effective Date, the parties shall [*] shall include a detailed itemization of the Documentation. [*] TGC shall [*] the Documentation [*] no later than 30 days following delivery of the first batch of Selected Product to Celladon; provided, however, that if [*] shall be made as soon as practicable after completion of TGC's quality assurance audit and approval of Documentation following delivery of the first batch of Selected Product to Celladon. TGC shall update the Documentation every six months thereafter during the term of this Agreement, within 30 days of the end of each six-month period, to include all additional or revised Documentation as is necessary to make the Documentation complete as of such date. All such updated [*] shall be subject to the provisions of this Article 5

                                              *CONFIDENTIAL TREATMENT REQUESTED.

to the same extent [*], and all references in this Agreement to the Documentation shall include the initial Documentation and any updates thereto. Prior to the delivery of any Documentation [*], TGC shall conspicuously label for identification each document, magnetic tape, disk, or other media upon which the Documentation is written or stored. All Documentation required [*] hereunder shall be delivered by TGC [*] in a manner that is readable and usable in its current form or, if any portion of the Documentation is encrypted, the decryption tools and decryption keys shall have also [*] by TGC [*] concurrently with such Documentation.

      5.3 [*] DOCUMENTATION. The parties agree[*] the Documentation to Celladon or its designee upon notification by Celladon [*] that the Collaboration Agreement has terminated automatically pursuant to Section 9.4 thereof, or the Collaboration Agreement has been terminated by Celladon pursuant to Section 9.2(a) thereof. [*] commercially reasonable provisions regarding resolution of disputes as to whether the conditions [*] of the Documentation to Celladon have been satisfied.

      5.4 RIGHT TO USE [*]. Upon [*], Celladon shall have the right to use the Documentation solely for the purpose of exercising and fully exploiting the licenses granted to it by TGC under the Collaboration Agreement. Celladon shall be obligated to maintain the confidentiality of the [*] Documentation in accordance with the confidentiality provisions set forth in the Collaboration Agreement.
                                    ARTICLE 6

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      6.1 REPRESENTATIONS AND WARRANTIES OF TGC CONCERNING MANUFACTURE AND SUPPLY. TGC represents and warrants that, at the time of shipment of any Selected Product to Celladon, such Selected Product (i) will have been manufactured, filled, packaged, stored and shipped in accordance with applicable Regulatory Approvals and all Applicable Laws, (ii) will be manufactured and supplied in accordance with cGMP, the Standards and Specifications for the Selected Product and the requirements of the Order and (ii) will not be adulterated or misbranded under the FFDCA, or under any other Applicable Laws. TGC further represents and warrants that it shall obtain and maintain, and use Commercially Reasonable Efforts to cause its Affiliates and Outside Contractors to: (i) obtain and maintain, all necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, filling, packaging, testing, and storage, of each such Selected Product, including, without limitation, permits related to manufacturing facilities, and (ii) meet all Standards and Specifications set for the Selected Product in the Order. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH OR IN THE COLLABORATION AGREEMENT, TGC MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                                    ARTICLE 7

             CLINICAL TRIAL INDEMNIFICATION; LIMITATION OF LIABILITY

      7.1 CLINICAL TRIAL INDEMNIFICATION BY CELLADON. Solely with respect to activities contemplated by this Manufacturing Agreement, Celladon hereby agrees to save, defend, and hold TGC, its Affiliates and their officers, directors, employees and agents (the "TGC INDEMNITEES") harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "LOSSES") to which any TGC Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party, to the extent such Losses result from or arise out of: (i) the storage of Selected Product or the conversion of Selected Product from bulk to finished form, in each case after the shipping of such Selected Product to Celladon; or (ii) the conduct of clinical trials of Selected Products by Celladon, its Affiliates or licensees (in regard to (i) and (ii), except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of this Manufacturing Agreement by, TGC or its Affiliates, Outside Contractors and its or their directors, officers, agents, employees or consultants or clinical investigators, and except to the extent such Losses result from or arise out of any act or omission for which TGC is found to have an indemnification obligation pursuant to Section 7.2 of this Manufacturing Agreement); or (iii) the negligence or willful misconduct of Celladon or its Affiliates, licensees (excluding TGC) or sublicensees, and its or their directors, officers, agents, employees, or consultants or clinical investigators; or (iv) the material breach by Celladon of any representation, warranty, covenant or other provision of this Manufacturing Agreement.

      7.2 CLINICAL INDEMNIFICATION BY TGC. Solely with respect to activities contemplated by this Manufacturing Agreement, TGC hereby agrees to save, defend and hold Celladon, its Affiliates and their officers, directors, employees and agents (the "CELLADON INDEMNITEES") harmless from and against any and all Losses to which any Celladon Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party, to the extent such Losses result from or arise out of: (i) the manufacture of Selected Product, the use of a Selected Product in a clinical trial in strict compliance with the protocol for such trial, or the storage of Selected Product prior to the date of delivery thereof to Celladon (except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of terms of this Manufacturing Agreement by, Celladon or its Affiliates, licensees or sublicensees (other than TGC), and its or their directors, officers, agents, employees, consultants or clinical investigators); or (ii) the negligence or willful misconduct of TGC, or its Affiliates, Outside Contractors, and its or their directors, officers, agents, employees or consultants; or (iii) the material breach by TGC of any representation, warranty, covenant or other provision of this Manufacturing Agreement (including, without limitation, Section 6.1 hereof). For the purposes of this section, deviations from the terms of a protocol that may arise out of medical necessity do not constitute negligence, error, omission or malfeasance provided that Celladon confirm in writing the fact of and provide reasonable details of any such deviation within a reasonable time thereafter.

      7.3 CLINICAL INDEMNIFICATION PROCEDURE. This Section 7.3 shall apply solely with respect to indemnification contemplated under the Manufacturing Agreement.

            (A) Each indemnified party (the "Clinical Indemnitee") agrees to give the indemnifying party (the "Clinical Indemnitor") prompt written notice of any Losses or discovery of fact upon which the Clinical Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Clinical Indemnitor shall not release the Clinical Indemnitor from any liability to the Indemnitee to the extent the Clinical Indemnitor is not prejudiced thereby.

            (B) The Clinical Indemnitee shall furnish promptly to the Clinical Indemnitor copies of all papers and official documents in the Clinical Indemnitee's possession or control which relate to any Losses; provided, however, that if the Clinical Indemnitee defends or participates in the defense of any Losses, then the Clinical Indemnitor shall also provide such papers and documents to the Clinical Indemnitee. The Clinical Indemnitee shall cooperate with the Clinical Indemnitor in providing witnesses and records necessary in the defense against any Losses.

            (C) The Clinical Indemnitor shall have the right, by prompt notice to the Clinical Indemnitee, to assume direction and control of the defense of any Third Party claim forming the basis of such Losses, with counsel reasonably acceptable to the Clinical Indemnitee and at the sole cost of the Clinical Indemnitor, so long as (i) the Clinical Indemnitor shall promptly notify the Clinical Indemnitee in writing (but in no event more than thirty (30) days after the Clinical Indemnitor's receipt of notice of the claim) that the Clinical Indemnitor intends to indemnify the Clinical Indemnitee from and against any Losses the Clinical Indemnitee may suffer arising out of the claim absent the development of facts that give the Clinical Indemnitor the right to claim indemnification from the Clinical Indemnitee and (ii) the Clinical Indemnitor diligently pursues the defense of the claim.

            (D) If the Clinical Indemnitor assumes the defense of the claim as provided in Section 7.3(c) above or Section 7.3(e) below the Clinical Indemnitee may participate in such defense with the Clinical Indemnitee's own counsel who shall be retained, at the Clinical Indemnitee's sole cost and expense; provided, however, that neither the Clinical Indemnitee nor the Clinical Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If the Clinical Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Clinical Indemnitor and which would not involve any stipulation or admission of liability or result in the Clinical Indemnitee becoming subject to injunctive relief or other relief, the Clinical Indemnitor shall have the right, upon notice to the Clinical Indemnitee within five (5) days of receipt of the Clinical Indemnitee's written denial of consent, to pay to the Clinical Indemnitee, or to a trust for its or the Third Party's benefit, as shall be established at trial or by settlement, the full amount of the Clinical Indemnitor's obligation under Section 7.1 or Section 7.2, as applicable, with respect to such proposed judgment or settlement, including all interest, costs or other charges relating thereto, together with all attorneys' fees and expenses incurred to such date for which the Clinical Indemnitor is obligated under this Manufacturing Agreement, if any, at which time the Clinical Indemnitor's rights and obligations with respect to the claim shall cease.

            (E) If the Clinical Indemnitor does not so assume the defense of such claim, the Clinical Indemnitee may conduct such defense with counsel of the Clinical Indemnitee's


                                      -12
choice but may not settle such case without the written consent of the Clinical Indemnitor, such consent not to be unreasonably withheld or delayed. In addition, the Clinical Indemnitor shall have the right to assume control of the defense, at its own expense, at any time upon five (5) days' prior notice to the Clinical Indemnitee.

            (F) Except as provided in Section 7.3(e) above, the Clinical Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Clinical Indemnitee which is reached without the written consent of the Clinical Indemnitor.

            (G) Except as otherwise provided in this Section 7.3, the portion of costs and expenses, including reasonable fees and expenses of counsel, incurred by any Clinical Indemnitee under Section 7.3(e) in connection with any claim corresponding to the Clinical Indemnitor's obligation under Section 7.1 or
Section 7.2, as applicable, shall be reimbursed on a calendar quarter basis by the Clinical Indemnitor, for so long as the Clinical Indemnitee controls the defense of the claim, without prejudice to the Clinical Indemnitor's right to contest the Clinical Indemnitee's right to indemnification and subject to refund in the event the Clinical Indemnitor is ultimately held not to be obligated to indemnify the Clinical Indemnitee.

     7.4    LIMITATION OF LIABILITY; REMEDIES CUMULATIVE.

            (A) EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER AND ANY CLAIMS RELATED TO ONE PARTY'S INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED HEREUNDER OR BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A PARTY HERETO BE LIABLE TO THE OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

            (B) THE REMEDIES PROVIDED IN THIS MANUFACTURING AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THIS MANUFACTURING AGREEMENT OR AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS MANUFACTURING AGREEMENT, A REMEDY PROVIDED IN THIS MANUFACTURING AGREEMENT AS AVAILABLE EITHER TO TGC OR CELLADON IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

                                   ARTICLE 8

                              INTELLECTUAL PROPERTY

Unless specifically and expressly granted herein, no licenses or rights under either Party's intellectual property rights are implied or granted in this Manufacturing Agreement. The prosecution of any patents, patent applications and any and all other intellectual property rights associated with the manufacture and supply of Gene Therapy Products shall be governed by the terms of the Collaboration Agreement.

                                    ARTICLE 9

                              TERM AND TERMINATION

      The term of this Manufacturing Agreement shall commence as of the Effective Date and continue until the earlier of: (i) execution by the parties of the Commercial Agreement, or (ii) the expiration or termination of the Collaboration Agreement.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1 OTHER TERMS AND CONDITIONS. Each party agrees that all other terms and conditions of the Collaboration Agreement that are not inconsistent with the Manufacturing Agreement shall have the same effect as if they were included as part of the Manufacturing Agreement.

      10.2 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Manufacturing Agreement. If any of the provisions of this Manufacturing Agreement are in conflict with any agreement for clinical services that Celladon has with a Third Party, TGC and Celladon will work together to resolve any disputes or conflict with any such clinical trial site agreement.

      10.3 GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAW. The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with this Manufacturing Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Manufacturing Agreement each party agrees to comply in all material respects with all Applicable Laws.

      10.4 NOTICES. All Selected Product quality notices sent to Celladon shall be addressed to:

       CELLADON CORPORATION
       2223 Avenida de la Playa, Suite 300
       c/o Enterprise Partners Venture Capital
       La Jolla, CA 92037
       Attention: Carl Eibl
       FAX:  (858) 731-0231

       All Selected Product quality notices sent to TGC shall be addressed to:

       Targeted Genetics Corporation
       1100 Olive Way, Suite 100
       Seattle, WA 98101
       Attention: Rae Saltzstein
       saltzste@targen.com

       FAX: 206-521-4783

      All Orders shall be sent by an authorized representative of Celladon to TGC shall be addressed to:

       Targeted Genetics Corporation
       1100 Olive Way, Suite 100
       Seattle, WA 98101
       Attention: Chief Executive Officer
       FAX: 206-223-0288

      10.5 ENTIRE AGREEMENT. This Manufacturing Agreement, an Order and the Collaboration Agreement, including all schedules and exhibits attached thereto, which are hereby incorporated herein and therein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein or therein. No subsequent alteration, amendment, change or addition to this Manufacturing Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

      10.6 GOVERNING LAW. This Manufacturing Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

      10.7 COUNTERPARTS. This Manufacturing Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Manufacturing Agreement by their proper officers as of the date and year first above written.

                                          CELLADON CORPORATION


                                          By: /s/ Carl Eibl
                                             ----------------------------------
                                          Print Name:
                                                     --------------------------
                                          Its:
                                              ---------------------------------


                                          TARGETED GENETICS CORPORATION


                                          By: /s/ H. Stewart Parker
                                             ----------------------------------
                                          Print Name: H. Stewart Parker
                                                     --------------------------
                                          Its: CEO
                                              ---------------------------------